UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 23, 2008

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the Corporation) will be held at St. Davids Golf Club, 845 Radnor Road, Wayne, PA on Wednesday, April 23, 2008, at 9:00 A.M., for the following purposes:

1. To elect two Class II directors to serve a four-year term.

2. Such other business as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. See the accompanying Proxy Statement for details about these proposals. Only shareholders of record at the close of business on March 6, 2008, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. Shareholders may vote in person or by proxy.

Our proxy statement and a form of proxy are included with this Notice.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

Bryn Mawr, PA

March 20, 2008

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope. No postage is necessary if mailed in the United States. Any shareholder giving a proxy has the power to revoke it at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw their proxy prior to its use for any purpose and vote in person.

PROXY STATEMENT

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010

INFORMATION REGARDING THE ANNUAL MEETING

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (called we, us, our or the Corporation) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Wednesday, April 23, 2008, at 9:00 A.M. at St. Davids Golf Club, 845 Radnor Road, Wayne, PA, or any adjournment or postponement of the meeting (the Annual Meeting). At the Annual Meeting, the shareholders will consider and vote upon the election of two Class II directors to serve a four-year term.

The proxies are authorized to transact such other business as may properly come before the Annual Meeting. This proxy statement and the proxy are being mailed to shareholders on or about March 20, 2008.

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 6, 2008, as the date for determining holders of record of our common stock, entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 6, 2008, there were 8,532,586 shares of our common stock outstanding.

Shares represented by properly executed proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly executed proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposal recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting. A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to Robert J. Ricciardi, our Secretary, at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this proxy statement, which will be presented for consideration at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, then the proxy agents will vote in accordance with their best judgment.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. Abstentions and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

The Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy (or an apparent majority in case of a voice vote) to approve any proposals other than director election or amendment of the Corporation’s bylaws or articles of incorporation. If a shareholder abstains from voting on this type of proposal, the shares are considered present at the meeting for purposes of determining a quorum and determining the number of votes required to approve the proposal. However, abstentions are not votes for approval of the proposal, so they will have the same effect as votes cast against the proposal. Shares not voted by brokers on a particular proposal are considered not present at the meeting for purposes of approving that proposal. Consequently, they reduce the number of affirmative votes required to approve that proposal by reducing the total number of shares present or represented (from which a majority is calculated for these types of proposals).

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiaries, including The Bryn Mawr Trust Company (the Bank) and third parties. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our common stock held of record by such persons, and we will reimburse them for their expenses in doing so.

PROPOSAL 1 - ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

One of the purposes of the Annual Meeting is the election of two directors to our Board. The following directors have been nominated by our Board for election as directors to serve as follows:

Class II—Term to Expire in 2012:

(1) B. Loyall Taylor, Jr.

(2) Andrea F. Gilbert

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The Board knows of no reason why the nominees will be unavailable or unable to serve as directors. We expect all nominees to be willing and able to serve as directors.

For each director position to be elected, a majority of the votes cast in person or by proxy for that position is required to elect a nominee. Proxies solicited by the Board will be voted for the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

The Board recommends a vote FOR the nominees listed above.

INFORMATION ABOUT OUR DIRECTORS

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since
NOMINEES FOR DIRECTOR – Class II

If elected, the terms of the following directors will expire in 2012:

1. B. Loyall Taylor, Jr.	61	1986
President, Taylor Gifts, Inc., mail order catalog sales.
2. Andrea F. Gilbert	54	2004
President of Bryn Mawr Hospital.

CONTINUING DIRECTORS – Class I

The terms of the following directors expire in 2011:

1. Thomas L. Bennett	60	2007

Private investor since March 1, 2004; Investment Management, Morgan Stanley Investment Management from January 1, 2000 until February 28, 2004; Director and Trustee of the Delaware Investment Family of Funds since May, 2005.

2. Scott M. Jenkins	53	2006
President of S. M. Jenkins & Co., a financial and management consulting firm.

CONTINUING DIRECTORS – Class III

The terms of the following directors expire in 2009:

1. Wendell F. Holland	56	1997

Chairman, Pennsylvania Public Utility Commission since September 30, 2004 and previously Commissioner from September, 2003; Counsel to the law firm of Obermayer, Rebmann, Maxwell & Hippel, LLP from January, 2000 until September, 2003; director of Allegheny Energy, Inc. until September 16, 2003.

2. Frederick C. Peters II	58	2001
Chairman of the Corporation and the Bank since August, 2002; President and Chief Executive Officer of the Corporation and the Bank since January, 2001.
3. David E. Lees	46	2005

Senior Partner, myCIO Wealth Partners, LLC since July, 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December, 1996 to June 30, 2005; Partner, Renaissance Equity Fund since August, 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January, 2000 to May, 2005.

CONTINUING DIRECTORS – Class IV

The term of the following directors expire in 2010:

1. Francis J. Leto	48	2002

General Counsel, Lifestyle Development, LP, October 2007 to present; Of Counsel, Brett Senior & Associates April, 2007 to present; partner in the law firm of Celli and Leto, LLP from January, 1995 to March, 2006; President, Brandywine Abstract Company, L.P. since May, 1988.

2. Britton H. Murdoch	50	2006
CEO, BMW of the Main Line since July, 2006; Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the beneficial ownership of shares of our common stock as of March 6, 2008, for each of our directors, director nominees, certain executive officers and the individuals known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock		Exercisable Stock Options	Percent of Outstanding Stock(1)

Current Directors and Nominees
Thomas L. Bennett	1,016		0	*
Andrea F. Gilbert	5,923		9,250	*
Wendell F. Holland	4,858		9,000	*
Scott M. Jenkins	2,500		875	*
David E. Lees	5,359		6,125	*
Francis J. Leto	6,788		15,000	*
Britton H. Murdoch	4,794		583	*
Frederick C. Peters II	37,711	(2)	152,000	2.2%
B. Loyall Taylor, Jr.	12,920	(3)	25,000	*
Certain Executive Officers
J. Duncan Smith	5,287	(4)	27,000	*
Alison E. Gers	1,841	(5)	62,000	*
Joseph G. Keefer	5,689	(6)	64,700	*
Robert J. Ricciardi	20,914	(7)	62,000	*
Matthew G. Waschull	2,179	(8)	1,333	*
5% Owners
George W. Connell 121 Cheswold Lane Haverford, PA 19041	1,687,353		0	19.8%
Thomas J. Carroll Patrickswell Post Office Box 488 Middleburg, VA 22117	836,486		0	9.8%
All Current Directors and Executive Officers as a Group (14 persons)	117,779		434,866	6.16%

* Less than one percent.

(1) Stock

ownership information includes shares that the individual has the right to acquire within sixty days of March 6, 2008. Each executive officer holds sole investment power over shares held for such executive officer in our 401-K Plan. The Bank, as the Plan Administrator, holds sole voting power over such shares. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(2) Includes 2,961 shares held for Mr. Peters in the 401-K Plan, determined as of February 29, 2008.

(3) Includes

6,476 shares held in trust for his children over which Mr. Taylor has sole voting and investment power, and 2,087 shares held in a trust over which Mr. Taylor as co-trustee has joint voting and investment power.

(4) Includes 182 shares held for Mr. Smith in the 401-K Plan, determined as of February 29, 2008.

(5) All shares are held for Ms. Gers in the 401-K Plan, determined as of February 29, 2008.

(6) All shares are held for Mr. Keefer in the 401-K Plan, determined as of February 29, 2008.

(7) All shares are held for Mr. Ricciardi in the 401-K Plan, determined as of February 29, 2008.

(8) Includes 179 shares held for Mr. Waschull in the 401-K Plan, determined as of February 29, 2008.

CORPORATE GOVERNANCE

Introduction

Our directors also serve as directors of our subsidiary, the Bank, and serve on the same committees of each organization. Five of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (Code of Ethics). The Code of Ethics is available on our website at www.bmtc.com on the Investor Relations – Governance Documents page under the Code of Conduct and Ethics heading. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer or persons performing similar functions under Item 406 of Regulation S-K of the Securities and Exchange Commission (SEC).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The president and the corporate secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members are independent and meet the independence requirements of Nasdaq Global Market (NasdaqGM), except for Frederick C. Peters II. In determining the independence of its directors other than Mr. Peters, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions the Corporation made to non-profit organizations with whom any of the directors are associated, and any transactions described below in the section of this Proxy under the heading, Transactions with Related Persons. The Board of Directors also considered fees paid to a law firm in which a sibling of Mr. Leto is a partner in reaching its determination that he is independent. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Lead Independent Director

Our Board created the position of Lead Director. Francis J. Leto was appointed as the Board’s Lead Director, to serve a one-year term expiring at our Annual Meeting. The Lead Director presides at Board meetings when the chairman is not present, including executive sessions of the independent directors, and acts as the liaison between the Board and the chief executive officer. The Lead Director oversees corporate governance procedures and committee charters and has the authority to call meetings of the independent directors. He also coordinates the evaluation of the effectiveness of the Board and their committees and consults with the Board and the chief executive officer regarding those evaluations.

Communications with Directors

Our Board of Directors provides a process for security holders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board by mailing the written communications, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396.

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended the annual meeting held on April 25, 2007.

Executive Sessions of Independent Directors

The independent members of our Board will continue their practice of holding scheduled executive sessions on a regular basis but, in any event, not less than twice a year. During 2007, four executive sessions were held.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for nominees for director from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee is interviewed by all members, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominate (or select to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. The committee will consider written proposals from shareholders for nominees for director. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Securities

Exchange Act of 1934, as amended (which we call the Exchange Act), relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the Committee considers:

• our need for particular talents and experience;

• that at least a majority of the directors be independent under NasdaqGM rules, and

• the requirement that our Audit Committee meet the financial literacy requirements under NasdaqGM rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the SEC.

In addition, members of the Board should also:

• be of the highest ethical character;

• share our values;

• have reputations, both personal and professional, consistent with our image and our reputation;

• be active or former leaders of organizations;

• possess knowledge in the fields of financial services and wealth management;

• have an understanding of the Bank’s marketplace;

• have relevant expertise and experience which will be useful in offering advice and guidance to the chief executive officer;

• be independent of any particular constituency, and

• be able to represent all of our shareholders.

Nominees for director must also be willing to commit the necessary time to devote to board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. In considering nominees for director, the committee also considers our desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. A nominee for director must also be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to compliment the existing composition of the Board.

OUR BOARD OF DIRECTORS

Our By-Laws provide that our business will be managed by a Board of Directors of not less than eight and not more than thirteen directors, as fixed from time to time by the Board of Directors. Our Board, as provided in the By-Laws, is divided into four classes of directors, with each class being as nearly equal in number as possible. The Board has fixed the number of directors at eleven. Currently, there are nine directors with two members in Class I, two members in Class II, three members in Class III, and two members in Class IV. If all of the nominees for director are elected at the Annual Meeting, there will be nine directors. The Corporation and the Bank have the same Board members.

Under our By-Laws, persons selected by the Board to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. The directors in each class serve terms of four years each, unless selected to fill a vacancy, and until their successors are elected and take office.

In 2007, our Board of Directors met five times. Each director attended at least 75% of the aggregate of the total number of Board meetings held during 2007 when he or she was a director and the total number of meetings that were held by each committee when he or she served on those committees.

Information About Committees of our Board of Directors

Our Board has five standing committees. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit and Compensation Committees. The Corporation and the Bank have the same committees with the same members for each committee, except that the Bank also has a Wealth Management Committee.

The following chart shows the Board committees of the Corporation and the Bank, who is on each committee, and the committee chairs.

The Executive Committee meets to discuss and act upon matters which require action prior to the next meeting of our Board. The Executive Committee exercises the authority and powers of the Board at intervals between meetings of the full Board as permitted by law. Prior to the assumption of corporate governance functions by the Nominating and Corporate Governance Committee in 2007, the committee also handled corporate governance matters. During 2007, the committee held eight meetings. The Bank’s Executive Committee also meets to ratify certain of the Bank’s loans to customers.

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our personal codes of conduct and related internal policies and guidelines and recommends any proposed changes to the Board for approval. Prior to the committee’s assumption of corporate governance functions in 2007, the Executive Committee handled corporate governance matters. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations – Governance Documents page under the heading BMBC Nominating and Corporate Governance Committee Charter. Each member of the committee is independent as defined by NasdaqGM. During 2007, the committee held three meetings.

The Risk Management Committee meets to review and manage the material business risks which confront us. The Risk Management Committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, as well as liquidity risk. During 2007, the committee held eight meetings.

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee has a charter that was filed on March 13, 2006 with the SEC as Appendix A to the Corporation’s Proxy Statement for its 2006 annual meeting of shareholders. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Each member of the committee is independent and financially literate as those terms are defined by NasdaqGM. Our Board has determined that Scott M. Jenkins and Britton H. Murdoch are financial experts as defined by the regulations of the SEC. The committee held five meetings in 2007.

The Compensation Committee meets to discuss compensation matters. Each member of the committee is independent as defined by NasdaqGM. During 2007, the committee held seven meetings. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations – Governance Documents page under the heading Compensation Committee Charter.

Our Compensation Committee is responsible for recommending to the full Board our compensation policies and for administering those policies. They determine the salary and the incentive programs for our executive officers. It is responsible for setting and administering the policies for our equity incentive programs.

Among other responsibilities discussed in the charter, the committee has the responsibility to:

• annually review and approve corporate goals and objectives for the compensation of the chief executive officer and evaluate the chief executive officer’s performance and determine and approve the compensation and benefits to be paid to the chief executive officer;

• annually review and discuss with the chief executive officer the performance of all other executive officers, evaluate their performance and determine and approve the compensation and benefits to be paid to those other executive officers;

• review and recommend to the full Board the compensation and benefits for non-employee directors;

• administer our equity incentive award programs and determine the awards to be distributed under those plans, and

• review and provide, if appropriate, recommendations to the full Board regarding our compensation and benefit policies, plans and programs.

In preparation for its compensation decisions at the beginning of each year, the committee assesses the individual performance of each executive officer for the year just ended. The committee meets in executive session to conduct a performance review of the chief executive officer based on the agreed objectives, his contribution to our performance and his leadership accomplishments. It receives a performance evaluation of the other executive officers from the chief executive officer.

Beginning in January each year, the Compensation Committee considers salary decisions for executive officers for the coming year and bonus awards for executive officers for the prior year. At this time, or at other times during the year, it may also consider the question of equity compensation awards.

As part of this process, the chief executive officer provides recommendations for salary, bonus awards and, where applicable, equity compensation for the other executive officers. When determining compensation, the committee does not give any specific weight to the accomplishment of specific goals or objectives. Rather, the committee bases each compensation decision on all of the factors described above and any other information that the committee deems relevant.

As part of this process, the committee sets performance goals for executive officers for the coming year. It considers recommendations by the chief executive officer about goals for the other executive officers. Goals may include financial objectives, such as goals for net income, earnings per share, wealth revenue, average deposits and average loans, and non-financial objectives.

The Compensation Committee will not grant any equity plan awards except during a period when we permit trading in our common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period begins on the third business day after we issue our quarterly earnings release and ends thirty calendar days later. Only the committee, not management, will decide the timing of any equity plan awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. In 2007, the committee engaged Robert B. Jones of Innovative Compensation and Benefits Concepts, LLC (called Mr. Jones or the compensation consultant) to conduct a comprehensive review of our executive compensation and employee benefits. Proposals to do this work were obtained from Innovative Compensation and Benefits Concepts, LLC, Bryn Mawr, PA, AON Consulting, Radnor, PA, Smart & Associates, Devon, PA and Pearl, Meyer & Partners, Southborough, MA. The committee originally hired Mr. Jones in 2006 to provide information about the long term equity incentive plans of comparable financial companies. The committee also later engaged Mr. Jones to make a comparative study of the marketplace and peer institution practices and make recommendations which ultimately resulted in our pension plan freeze and other benefit plan amendments in February 2008, along with the related transition issues. He was retained by the committee after a determination that he was independent and had no prior connection with management. In addition to the work he has done for the Compensation Committee, Mr. Jones was engaged at the end of 2007 by the Bank’s Wealth Management Division to advise it on retooling its incentive compensation plan for 2008.

The Bank’s Wealth Management Committee meets quarterly and has general supervision over the Bank’s Wealth Management Division and its investments. The committee held six meetings during 2007.

All of our incumbent directors, who were directors during 2007, attended at least seventy-five percent of the total number of meetings of the Board, and all directors attended at least seventy-five percent of the total number of meetings held by all committees of the Board on which the directors served.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas L. Bennett	$17,523	$12,477	$1,168	$0	$0	$0	$31,168
Andrea F. Gilbert	27,523	12,477	1,168	0	0	0	41,168
Wendell F. Holland(4)	25,023	12,477	1,168	0	0	0	38,668
Scott M. Jenkins(5)(6)	29,523	12,477	6,304	0	0	0	48,304
David E. Lees(5)(6)	33,023	12,477	1,168	0	0	0	46,668
Francis J. Leto	45,023	12,477	1,168	0	0	0	58,668
Britton H. Murdoch	24,023	12,477	4,872	0	0	0	41,372
B. Loyall Taylor, Jr.(5)(6)	23,023	12,477	1,168	0	0	0	36,668
Nancy J. Vickers(5)(6)(7)	7,000	0	0	0	0	0	7,000
Thomas A. Williams(7)	7,000	0	0	0	0	0	7,000

(1) Frederick

C. Peters II is the Corporation’s Chairman and Chief Executive Officer and is not included in this table as he is an employee of the Corporation and the Bank and thus receives no compensation for his service as a director.

(2) The

dollar amount represents 516 shares of common stock at the market price of $24.18 on April 27, 2007 for all of the directors for their annual retainer. We do not issue fractional shares. We paid the difference between the directors’ $12,500 annual retainer and the value of the stock awarded in cash to the directors.

(3) Reflects

the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R. As of December 31, 2007, our directors had options for the following respective numbers of shares, of which options for following respective numbers of shares were unvested:

Director	No. Shs	Unvested
Mr. Bennett	3,500	3,500
Ms. Gilbert	12,750	3,500
Mr. Holland	16,500	3,500
Mr. Jenkins	6,125	5,250
Mr. Lees	9,625	3,500
Mr. Leto	18,500	3,500
Mr. Murdoch	5,250	4,667
Mr. Taylor	28,500	3,500

(4) Mr.	Holland donated his fees to various charitable organizations and donated his stock award to the Zion Baptist Church.
(5) Each	of these directors elected to defer their fees and stock awards through our Deferred Payment Plans for Directors.
(6) Our

directors may elect to defer their director’s fees under our Deferred Payment Plans for Directors. Among other options, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the right to receive an actual share of stock or to vote the stock. The following directors have the following phantom stock in the Deferred Payment Plans for Directors: Scott M. Jenkins, 2,816; David E. Lees, 3,908; B. Loyall Taylor, Jr., 57,788.

(7) Nancy	J. Vickers decided not to run for re-election at the end of her term in April, 2007. Thomas A. Williams retired from the Board in April, 2007.

Directors Fees

At its first meeting after each annual meeting, the Compensation Committee reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the committee believes should be made to director compensation. In May 2007, the Compensation Committee reviewed the components of director compensation and recommended, and the full Board approved, effective for the 2007-2008 board cycle, no changes in director compensation other than an increase in the Lead Director’s fee from $10,000 to $15,000.

Each non-employee director was paid an annual retainer of $12,500 in our common stock, at the market value of the stock on April 27, 2007. We have agreed to pay, and our non-employee independent directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable in April of each year at the market value of the stock on the day prior to the day of payment. If all of the Corporation’s non-employee independent directors, including the directors elected at the Annual Meeting, continue this compensation arrangement for their 2008-2009 terms as directors, it is estimated, based on the $22.93 per share market price of the stock on December 31, 2007, that such directors, as a group, will each receive 545 shares of our common stock as retainer compensation in 2008.

Each non-employee director was paid a fee of $1,000 for attending each Board meeting, $1,000 for attending our organization meeting, and $1,000 for attending each Executive Committee and Risk Management Committee meeting. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, we may reimburse directors for travel expenses associated with attendance at Board or committee meetings. A $7,500 fee was paid to the Audit Committee Chair in 2007 and a $15,000 fee was paid to the Lead Director in 2007 and a $2,500 fee was paid to each committee chair.

The Corporation pays the directors the $1,000 fee for attending the annual meeting and pays the annual retainer in the form of common stock. All other director fees are paid by the Bank.

Stock Options

Each non-employee director during 2008 is eligible to be granted options to purchase 3,500 shares of our common stock. The purchase price of the stock is the fair market value on the day before the day the option is granted. Directors who are elected or appointed to the Board at or before our annual meeting may participate in our existing 2007 Long-term Incentive Plan.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for Directors and an identical plan for the Bank (the Plans) a director may defer receipt of a portion or all of the fees paid for service as a director. The Plans are non-qualified plans and the Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Plans, a participating director may elect to earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include thirteen outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment based on the change in value of our common stock. A director may change his or her investment options on the last day of each calendar quarter. All distributions from the deferred account must be in cash. The director’s choice of distribution dates is limited to: (1) the date he or she ceases to serve as a director; (2) his or her sixty-fifth birthday, or (3) up to three years after the date the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Plans, in whole or in part, without the consent of any director who has deferred compensation into the Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under our Plans is an unsecured claim against our general assets.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The primary objectives of our compensation policy are:

• To attract and retain highly qualified key executive officers essential to our long-term success;

• To reward properly executive officers for consistent, successful management and for enhancement of shareholder value, and

• To create a performance oriented environment that rewards executive officers on a short-term and long-term basis not only with respect to our goals, but also our performance relative to our peers.

Compensation Philosophy

Our compensation philosophy is to compensate our executive officers for performance. Consistent with that philosophy, we do not typically grant substantial salary increases, but rather use discretionary bonus awards and equity compensation awards to reward exceptional performance by our executive officers. We also believe that we should provide retirement security for our employees, including our executive officers. We do this by providing pension plans and a 401-K plan. These plans also assist us in recruiting and retaining qualified personnel.

The Committee’s Processes

In the annual review of each executive officer’s compensation package, the committee uses a tally sheet which lists all elements of total compensation for the preceding three years, as well as what the executive officer’s termination compensation would have been under applicable retirement, severance and change in control agreements and the presumed value of unexercised options held by the executive officer. This information also includes gains from prior stock option awards. The committee considers all of this information in making its compensation decisions but does not systematically base its compensation decisions on prior total compensation or any particular elements of prior total compensation. In making determinations for salary, cash bonus and the granting of equity compensation awards, as well as any retirement benefit decisions, the committee focuses primarily on the executive officer’s performance and our financial performance. In assessing our financial performance, the committee considers various performance results, including net income, earnings per share, return on assets, and return on equity. However, we do not have one established standard for how financial performance impacts compensation.

The committee also reviews information from a variety of sources, including proxy statements and published reports on the compensation of executive officers of similar sized banks in our geographical area. The committee does not benchmark executive compensation on a fixed schedule. However, in 2007, the committee engaged the compensation consultant to review our executive compensation and certain employee benefits for our executive officers. The committee used the results of his study in setting executive benefits and compensation for 2008.

Components of Compensation for 2007

For the fiscal year ended December 31, 2007, the components of executive compensation were:

• Salary;

• Bonus awards;

• Referral fee compensation under company or division incentive plans, in individual cases;

• Long-term equity incentives such as stock options;

• Benefits under retirement plans;

• Term life, health, disability and dental insurance benefits;

• Perquisites in limited cases only; and

• Change in Control/Severance benefits.

Salary

Salary provides the base compensation and is intended to be internally fair among executive officers at the same level of responsibility.

In determining compensation, the committee reviews the performance of each executive officer, including the chief executive officer. In determining salary it also reviews an executive officer’s level of responsibility. The committee reviews a tally sheet showing all elements of compensation, the performance of the executive officer including whether he or she met or exceeded goals set for the previous year, the financial performance of the Corporation, competitive factors, and other factors. The committee also takes into account the effects of inflation. For the chief executive officer, the committee considers financial results, organizational development, marketing initiatives, board relations, management development, work on representing us to our customers, clients and the public, and results in developing, expanding and integrating our products and services.

The committee exercises discretion in setting executive officer salaries and may increase or decrease the salary of one or more executive officers based on our financial performance or on non-financial performance factors, if it so decides. In January 2008, the committee also considered the results of the compensation benchmarking study provided to the committee by its compensation consultant. This study is described further below in the section titled, Compensation Benchmarking.

Discretionary Annual Bonus

The committee has the authority to award discretionary annual bonuses to our executive officers from a corporate-wide bonus pool under the corporate incentive program. Upon completion of our financial statements at year end, the committee, in its sole discretion, then determines the amount available for bonuses. We further limit bonuses to the chief executive officer at fifty percent of base salary. We limit bonuses for the other executive officers at forty-five percent of base salary.

Long-term Equity Incentives

Consistent with our philosophy to compensate our executive officers for performance, the committee has the ability to award stock options and other long term incentive awards to the executive officers. The committee bases its decisions to award equity compensation awards to the executive officers on its assessments of their individual performance, their expected performance in the future and as an incentive for them to remain employed with us. Under both our 2004 Stock Option Plan and our 2007 Long-Term Incentive Plan, if an executive officer terminates his employment for reasons other than death, disability or retirement, all unvested options and stock appreciation rights are forfeited and any performance awards or restricted stock awards are also forfeited. For additional information about the plans, see the discussion under the headings Our 2001 and 2004 Stock Option Plan and Our 2007 Long-Term Incentive Plan.

The exercise price of stock options awarded by the committee is the fair market value of a share of our stock. The fair market value is the last sale price as reported by NasdaqGM on the day preceding the day of the grant. The day preceding the date of the grant is used for determining the exercise price because the committee normally meets early in the morning before the stock market opens.

During 2006, the committee employed the compensation consultant to provide information about the long-term equity incentive plans of comparable financial companies. Those companies were Chester Valley Bancorp, Inc., DNB Financial Corporation, Fulton Financial Corporation, Leesport Financial Corporation, National Penn Bancshares, Inc., PSB Bancorp, Inc., Republic First Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Susquehanna Bancshares Inc., TF Financial Corporation, Univest Corporation of Pennsylvania and Yardville National Bancorp. Mr. Jones was also requested to and did provide recommendations for the types of awards to be included in our 2007 long-term incentive plan. Mr. Jones recommended that the long-term incentive plan provide a broader array of awards and a more diverse set of long term incentive plan vehicles for purposes of the bank’s goals than merely stock options under an Omnibus Plan format. Under our 2007 long-term incentive plan, awards may include stock options, stock grants, performance units, performance shares and restricted stock units. These types of awards help to give the committee the necessary flexibility to establish performance criteria for awards that are better aligned with the bank’s strategic goals. This discretion enables the committee to link more closely the executive officer’s compensation to our financial performance and our shareholder’s interests.

Retirement Plans

We have two pension plans, the Bryn Mawr Bank Corporation Pension Plan (the Pension Plan), a defined benefit pension plan, and a Supplemental Employee Retirement Plan (the Supplemental Plan). Benefits under the Supplemental Plan are intended to be market competitive. In addition, these benefits are intended to restore and supplement the level of retirement benefits provided in our defined benefit pension plan and defined contribution 401K plan due to limitations in the Internal Revenue Code. All our employees are entitled to participate in the Pension Plan. Our named executive officers are entitled to participate in both of these plans. See pages 26-28 for further description of these plans.

We also give all our employees the opportunity to participate in the Bryn Mawr Bank Corporation 401-K Plan. The 401-K Plan is a defined contribution plan which provides a vehicle for retirement benefits. See page 26 for further description of the 401-K Plan.

In 2007 and 2008, the committee considered the results of the retirement plan study provided to the committee by its compensation consultant. As a result of its consideration of that study, the committee took the February 12, 2008 actions regarding the Pension Plan, described below in the section titled, Pension Plan, on page 27, and the Supplemental Plan, described below in the section titled, Supplemental Employee Retirement Plan, on page 28.

Executive Deferred Bonus Plan

Under our Executive Deferred Bonus Plan, our executive officers and other employees who earn in excess of $100,000 annually can defer payment of any bonus which they receive. For additional information regarding this plan, see the discussion under the heading Executive Deferred Bonus Plan. We offer this benefit to attract and retain qualified executive officers.

Company and Division Incentive Plans

We maintain a variety of company-wide and division-specific incentive plans in which various employees are eligible to participate. Not all employees can participate in all plans. Our incentive plans are designed to provide incentives to our employees to increase the business and profitability of our company. Named executive officers are eligible to participate in our Share the Client Plan and the Bank’s Wealth Management Division Sales Incentive Plan. Joseph G. Keefer was eligible to participate in 2007 in our Commercial Lending Division Line of Sight Incentive Plan.

Perquisites

It is our general policy not to provide perquisites to executive officers. However, in isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers. Examples of such perquisites could include the payment or reimbursement of moving expenses where required in connection with employment, and financial assistance toward expenses in joining a private club to be used to entertain clients or prospective clients.

Term Life, Health, Disability and Dental Insurance

We provide term life, health, disability and dental insurance to our named executive officers on terms similar to those we provide other employees generally, except as described below in the sections titled, POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL – Payments upon Death and – Payments upon Disability. We provide this benefit to attract and retain executive talent.

In 2007 and 2008, the committee considered the results of the benefits study provided to the committee by its compensation consultant. As a result of its consideration of that study, the committee decided to make enhancements to the life insurance and disability benefit plans.

Severance Benefits/Severance Pay Policy

We provide severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. We provide this benefit to assist us in recruiting qualified employees. To obtain severance benefits, a terminated employee must execute a release of all claims against us. This protects us from potential liability arising from the termination of employment.

Executive Change in Control Severance Agreements

We also have change in control agreements with each of our named executive officers. The agreements provide for a cash payment of three times the executive’s base salary at the time of a change in control. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change in control and the exercise price of all options held by the executive officer. Upon a change in control, an executive officer is entitled to his or her discretionary bonus, a credit to his or her Supplemental Plan account equivalent to three years of additional credited service under our pension plan, and other benefits. See the discussion under the heading PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL in this Proxy Statement. The benefits payable under the change in control agreements are designed to be competitive with the market and the compensation committee believes that the amount of the benefits is appropriate.

In 2007, our compensation consultant provided data on change in control arrangements based on national survey data and a comparative peer group. The data established that our change in control severance payments were highly competitive with the survey data and the competitive peer group. These agreements are designed to retain our executive officers and provide continued management if there is an actual or threatened change in control. We believe that the agreements assure fair treatment of the executive officers. In addition, the agreements are intended to align executive officer and shareholder interests by enabling the executive officers to consider proposals to acquire us without undue concern over whether the transaction will jeopardize their employment. We believe that these advantages outweigh the disadvantage of the potential cost of the agreements.

Compensation Benchmarking

In 2007, Mr. Jones was asked to prepare a comparative compensation and benefits study against peer institutions for our top ten executive positions. The peer group was selected primarily on the basis of market capitalization but also geographic proximity to the bank.

Market capitalization of the peer group was in the range of $150,000,000 to $400,000,000 which represents a range of approximately twice our market capitalization but not less than 50% of our market capitalization. There were 2 exceptions in general to this rule, DNB Financial Corporation and First Chester County Corporation which are also direct competitors. For the purpose of comprehensive treatment of this issue, Mr. Jones also reviewed compensation data from a large number of financial institutions contained in twenty national compensation and benefit surveys. In addition, the study focused on the following smaller peer group:

Abington Community Bancorp, Inc.	Orrstown Financial Services, Inc.
DNB Financial Corporation	Pennsylvania Commerce Bancorp, Inc.
First Chester County Corporation	Republic First Bancorp, Inc.
First National Community Bancorp, Inc.	Royal Bancshares of Pennsylvania, Inc.
Harleysville National Corporation	Sterling Financial Corporation
KNBT Bancorp, Inc.	Univest Corporation of Pennsylvania
Leesport Financial Corp.	Willow Financial Bancorp, Inc.
Omega Financial Corporation

In this process, based on a blended analysis of the survey data and the peer group data, the consultant benchmarked total compensation as well as each of the elements of compensation we pay, to the extent that comparable data was available from the component companies. The consultant noted that the compensation we paid our executive officers was competitive as to base salary and total cash compensation, but that total direct compensation was low because we did not award stock options in 2006. In reviewing the consultant’s report, the committee noted that stock options were not granted in 2006 because of the relatively larger stock option grants that had been made in 2005. The report also showed that our benefits, with the exception of our life insurance and long-term disability benefits were competitive or highly competitive with the benefits offered by the peer group. The committee used the results of the benchmarking study in setting 2007 bonuses and 2008 salary.

Tax Implications

The committee recognizes the potential impact of Section 162(m) of the Internal Revenue Code which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. The committee also recognizes that Section 162(m) may affect us in connection with certain change in control agreements. Generally, the committee intends to structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m). However, as a general matter the committee believes that the benefits to us of such agreements outweigh the potential adverse tax consequences under Section 162(m). In evaluating its general strategies relating to equity compensation, the committee routinely considers the relative tax and accounting implications of stock options relative to stock grants, and incentive stock options relative to nonqualified stock options. Otherwise, in 2007 the committee did not consider accounting or tax treatments of particular forms of compensation in making compensation decisions.

Analysis of Executive Compensation Actions for 2007

2007 Salary Decisions. In January, 2007, the committee met to determine the salary for the chief executive officer for 2007. The committee reviewed our 2006 financial performance and non-financial factors, such as Mr. Peters’ leadership and organizational skills. The key financial results considered by the committee were: a 12% increase in net income; an 11.5% increase in diluted earnings per share;

a 7.7% (below his goal of 10%) increase in Wealth Management Division revenue; a 9.9% (just below his goal of 10%) increase in average deposits, and a 13% increase in average loans. Based on the foregoing financial results and Mr. Peters leadership and organizational skills, the committee granted Mr. Peters a salary increase of 3.9% from $333,093 to $346,083. The committee did not assign any specific weight to any of the foregoing factors but considered the overall performance of Mr. Peters in making its salary decision.

In January, 2007, Mr. Peters submitted his evaluation of the performance of the other named executive officers and gave his salary recommendations. The committee, after review and discussion, approved those recommendations and granted the following salary increases in January, 2007:

• J. Duncan Smith from $186,300 to $195,615. The committee based the salary increase on the following factors: he improved the asset liability committee process; continued to make progress in streamlining our financial reporting process, and improved the skills of the accounting staff and his continual interaction with key managers of the various business units;

• Alison E. Gers from $189,282 to $198,557. The factors considered by the compensation committee were that the new account volume increased by 11.5%; attrition rate for accounts improved by 10%, the new deposit accounts mix of 55% transaction accounts versus 45% time accounts was obtained; new account openings per branch were increased; completion of a branch staffing study; implementation of a transition retention plan for the transfer of the Wynnewood branch to the new Ardmore location, and maintaining expenses for marketing and for the information systems and operations departments within approved budgets; and

• Joseph G. Keefer from $188,379 to $197,610. The committee considered the following factors: loans increased by 14.5% versus a budget of 8%; delinquency rate was well below targeted figure of 75 basis points and usually averaged only 20-40 basis points per month, and the credit area received a high quality loan rating from the Bank’s regulators. Although he did not meet income goals for the Bank’s subsidiaries, BMTC Mortgage, LLC and BMT Settlement Services, this was due to the soft real estate market. He also was successful in developing staff and was instrumental in attracting three new senior lenders.

• Matthew G. Waschull’s salary for 2007 of $200,000 was set when he was hired by the Bank effective in February, 2007. In setting Mr. Waschull’s base salary, the committee considered the need for a new head of the Wealth Management Division, the recommendations of our CEO and Mr. Waschull’s many years of experience and leadership in the trust banking and wealth management industry.

2007 Bonus Performance Goals: In January, 2007, the committee met with Mr. Peters and received his recommendations for his goals or objectives for 2007 and his recommendations for goals for each of the other executive officers. The committee discussed those goals with Mr. Peters. The committee established the following goals or objectives for 2007 for each of our executive officers:

• Frederick C. Peters II: increase net income by 13.9%; increase wealth revenue by 12.5%; increase average loans by 13.4%; increase average deposits by 9.9%, and complete implementation of an open architecture investment platform for the Wealth Management Division by September 30, 2007.

• J. Duncan Smith: continue to file and submit all external regulatory and internal financial reporting requirements accurately and on time; identify and implement revenue enhancements and cost reductions throughout the year; evaluate staffing requirements for the finance, accounting and loan operations departments and make appropriate adjustments; continue to manage the Corporation’s assets/liability management through our asset and liability committee; implement a bank owned life insurance program by June 30, 2007; continue to evaluate, develop and implement non-traditional funding sources; continue to participate in the investor relations program and implement the SNL investor relations website by June 30, 2007.

• Alison E. Gers: increase new account growth by 15% in consumer deposit accounts and 20% for business deposit accounts; increase fee income by 8%; develop marketing materials for the Wealth Division’s open architecture investment platform; reduce overtime expense within the divisions that report to her by 80% through increasing part time employment by 60% for a net savings; maximize deposit growth and minimize costs.

• Joseph G. Keefer: meet budgeted income goals and expenses for the loan departments within the Bank’s lending division; increase average loan assets by 13.6%; maintain charge offs below $650,000 and delinquency rates in the top 15% quartile for community banks; integrate the leasing subsidiary into the Bank from an operations and credit prospective and achieve a break even status for the leasing subsidiary by the fourth quarter of 2007; continue implementation of the West Chester loan production office business plan and continue to attract (as needed) and retain high performance professionals.

• Matthew G. Waschull: upon his employment in February 2007, the following goals and objectives were established: select and implement an open architecture investment platform system by the third quarter of 2007; improve the Wealth Division’s sales and marketing programs; increase Wealth Division revenue by 12.5%.

In February, 2008, the committee met and reviewed the performance of Mr. Peters and the other named executive officers to determine bonuses for 2007. In evaluating the performance of the named executive officers, other than Mr. Peters, the committee also received and considered evaluations and recommendations provided by Mr. Peters. In evaluating the performance of Mr. Peters, the committee solicited the views of each of the other members of the board of directions regarding his performance.

In making bonus decisions, the committee has broad discretion and does not systematically review or identify particular aspects of job performance other than the goals that were established at the beginning of the prior year. In Mr. Waschull’s case, the committee also considered the terms of Mr. Waschull’s employment agreement establishing a minimum bonus for 2007. The committee determined that each of the named executive officers substantially met or exceeded the goals set for that officer for 2007 and awarded bonuses accordingly, although it also took into account instances in which individual named executive officers failed to meet specific goals. In reviewing instances where an officer failed to meet a specific goal, the committee also took into account facts or circumstances affecting the officer’s ability to reach the goals.

The committee also took into account, in its bonus decisions for all named executive officers including Mr. Peters, the overall financial performance of the company. For the committee’s 2007 bonus decisions, the overall financial performance of the company was the most important factor in determining the bonus amounts. The key financial results considered by the committee were: a 7% increase in net income; an 8.2% increase in diluted earnings per share; an 8.7% increase in Wealth Management Division revenue; a 13.2% increase in average deposits, and a 16.4% increase in average portfolio loans.

Consistent with our philosophy to reward our executive officers for performance, the committee awarded non-qualified stock options to our executive officers in August, 2007. These options are described in the Grants of Plan-Based Awards Table below at page 24 and the accompanying narrative. The five year vesting schedule for these options was selected by the committee based on the future expense and budgetary considerations pursuant to FAS123R. The committee considered our overall financial performance for 2006, the performance of the individual named executive officers discussed above and their expected future performance, as well as the incentive for the named executive officer to remain with us in granting the stock option awards.

In its compensation decisions for 2007, the committee considered each of the elements of compensation shown on each executive officer’s tally sheet, and the total compensation received by each executive officer, as well as the benchmarking study referred to above, in determining base salary and bonus of each officer.

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted:	Andrea F. Gilbert, Chair	David E. Lees	B. Loyall Taylor, Jr.
	Thomas L. Bennett	Francis J. Leto

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incen- tive Plan Comp- ensa- tion	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)
Frederick C. Peters II,	2007	$346,083		$69,000		0	$6,008	0	$88,750	$6,750		$516,591
Principal Executive Officer	2006	333,093		141,564		0	9,782	0	46,957	6,600		537,996

J. Duncan Smith,	2007	195,615		21,500		0	3,004	0	26,608	5,868		252,595
Principal Financial Officer	2006	186,300		45,500		0	0	0	6,381	5,037		243,218

Alison E. Gers,	2007	198,557		21,800		0	3,004	0	31,702	5,957		261,020
Executive Vice President of the Bank	2006	182,696	(8)	48,675		0	4,404	0	22,662	5,067		263,504

Joseph G. Keefer,	2007	197,610		40,500	(6)	0	3,004	0	39,045	4,505		284,664
Executive Vice President of the Bank	2006	181,824	(8)	55,000		0	4,404	0	30,672	7,114		279,014

Matthew G. Waschull,(5)	2007	174,616		50,000		0	11,202	0	0	11,615	(7)	247,433
Executive Vice President of the Bank	2006	—		—		—	—	—	—	—		—

(1) Bonuses	were awarded to the named executive officers during the first quarter of 2008 based on our financial results and the performance of those individuals in 2007.

(2) Reflects	the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R.
(3) The	amounts shown in this column are the changes in the pension value for each of the named executive officers.
(4) The	amount shown in this column for the named executive officers includes our matching contributions under our 401-K Plan.
(5) Mr.	Waschull commenced employment with us in February 2007 at an annual base salary of $200,000.
(6) Includes	cash bonus, plus compensation under our Commercial and Real Estate Lending Incentive Plan.
(7) Includes	a $10,000 allowance for moving expenses, which the Corporation agreed to pay in connection with the commencement of his employment.
(8) In	2006, we gave salary increases to Ms. Gers and Mr. Keefer. As a result, the base salary described for each of them for 2006 on page 19 is higher than the actual base salary they received in 2006.

Executive Employment Agreement

We entered into an employment agreement with Frederick C. Peters II dated January 11, 2001, (with employment commencing on January 22, 2001) to serve as our President and Chief Executive Officer. The initial term of the employment agreement was three years. If the agreement is not terminated, the employment agreement renews on a rolling two-year basis, so that at all times prior to Mr. Peters attaining age sixty-three, the term of the employment agreement will be two full years. The employment agreement provides for a minimum annual base salary of $225,000. Under his employment agreement, Mr. Peters is also entitled to participate in all of our employee benefit plans and arrangements made generally available to our executives and key management employees.

The employment agreement may be terminated by us upon the disability of Mr. Peters or for cause as defined in the employment agreement. Mr. Peters may voluntarily terminate his employment at any time by giving not less than thirty days prior written notice to us. If we terminate his employment due to his disability, we must continue to pay him his full salary for a period equal to the applicable “elimination period” under any group long term disability insurance provided by us (currently 180 days), or, if we cease to provide group long term disability insurance, we must pay him his full salary through the last day of the month after he receives a notice of termination in accordance with the agreement. If we terminate his employment for reasons other than his disability and other than for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and we must pay Mr. Peters an additional amount equal to his annual salary in effect on the date of the termination in bi-weekly installments for two years or until his sixty-fifth birthday, whichever occurs first. If Mr. Peters terminates his employment, he is entitled to receive his full salary through the date of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit our employees or our clients, and agrees not to compete with us, subject to certain conditions in the employment agreement, for a period of two years following his termination of employment within a 100 mile radius of Bryn Mawr, PA.

Executive Bonus Agreement

In February, 2007, the Bank hired Matthew G. Waschull to serve as the Bank’s Executive Vice President – Wealth Management Division. Mr. Waschull is an at will employee. However, the Bank agreed to award bonuses on a yearly basis to Mr. Waschull of up to $150,000 based on the performance of the Bank’s Wealth Management Division and the overall performance of the Bank. Mr. Waschull is entitled to a minimum bonus of $50,000 for years 2007 and 2008. He also received a change in control severance agreement on the same terms as our other executive officers.

Company and Division Incentive Plans

We have incentive plans, open to participation among our officers or employees generally, in which one or more of our named executive officers are eligible to participate and earn additional referral or incentive compensation:

Share the Client Plan. This is our internal cross-selling program. It rewards a group or individual for their contribution to the success of other business units. The employees of our Community Banking, Consumer Lending, Mortgage, Brokerage and Insurance divisions are eligible to participate in this plan. The pool out of which the referral fees are paid is fixed each year as part of our business plan. Referral goals are set for each business team across all relevant product categories monthly. Payouts are made monthly to an individual if the individual or his or her business unit meets one of the goals.

Wealth Management Division Sales Incentive Plan. Any employee is eligible to participate in this plan. Participants received referral fees quarterly on new immediate fee business and future fee business of our Wealth Management Division if they are employed by us when the compensation is to be paid. No named executive officer received compensation under our Wealth Management Division Sales Incentive Plan in 2007.

Commercial and Real Estate Lending Incentive Plan. Employees in our commercial and real estate lending division are eligible to participate in this plan. This plan is based on growth in average earning assets and loan fees in our commercial and real estate lending division. The incentive plan is tied to the annual business plan in that there is a plan floor below which no incentive would fund. There is no ceiling. The size of the incentive pool is based on the achievement of the group and not the achievement of any one individual. However, individual performance is the determining factor when allocating the pool to employees of the division.

EQUITY BASED COMPENSATION

2001 and 2004 Stock Option Plans

Our Board adopted and our shareholders approved the Bryn Mawr Bank Corporation 2001 and 2004 Stock Option Plans (these are called the Plans). The Compensation Committee is authorized to grant stock options to our key employees, including our executive officers and our non-employee directors. The committee may grant either incentive stock options or non-qualified stock options. The options are granted in consideration for the services provided to us by the employees and directors. The committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date the option is granted. The exercise price is the fair market value of a share of our stock. The fair market value is the last sales price as reported by NasdaqGM on the on the day preceding the day of the grant. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised. Under the Plans, on December 31, 2007, there was a maximum of 10,189 shares of common stock available for the grant of options under these plans.

Under our 2004 Stock Option Plan, in the event of a change in control, all options granted will immediately vest and become exercisable. This provision was included in our 2004 Stock Option Plan to be consistent with our prior plans and to be competitive in the marketplace.

In April 2007, our shareholders approved the 2007 Long-Term Incentive Plan which broadens the types of awards available from stock options only to stock options, stock appreciation rights, dividend equivalents, performance awards, restricted stock and restricted stock units. The Compensation Committee recommended the plan and the Board adopted it because it gives the committee flexibility and sole discretion to establish performance criteria for awards. This discretion enables the committee to link more closely the executive officers compensation to our financial performance and our shareholders’ interests.

Under our 2007 long-term incentive plan, options become immediately exercisable in full if any of the following happen within two (2) years after the change in control:

•	The participant’s employment is terminated without cause;

•	The participant terminates employment with good reason;

•	The participant’s employment terminates under circumstances that entitle the participant to benefit under the Participant’s change in control agreement.

Under the 2007 long-term incentive plan outstanding stock options or stock appreciation rights also become immediately exercisable in full:

•	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or

•	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 long-term incentive plan.

The committee may, in its sole discretion, determine that a cash payment may be made for any outstanding stock options and stock appreciation rights granted under this plan. The amount payable is equal to the excess of the fair market value of a share of common stock prior to the change in control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each stock option and stock appreciation right terminates and the participant has no further rights except the right to receive the cash payment.

Grants of Plan-Based Awards Table

The Compensation Committee awarded grants in 2007 as set forth in the table below:

Name and Principal Position	Grant date	All Other Option Awards- Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Frederick C. Peters II, Principal Executive Officer	8-29-2007	18,000		$22.00	$4.90

J. Duncan Smith Principal Financial Officer	8-29-2007	9,000		22.00	4.90

Alison E. Gers Executive Vice President of the Bank	8-29-2007	9,000		22.00	4.90

Joseph G. Keefer Executive Vice President of the Bank	8-29-2007	9,000		22.00	4.90

Matthew G. Waschull Executive Vice President of the Bank	2-05-2007 8-29-2007	4,000 9,000	(1)	23.77 22.00	6.82 4.90

(1) The

options granted to Mr. Waschull in February 2007 were granted in connection with his employment with the Company. These options will vest 33% per year for 3 years beginning February 5, 2008. They will expire on February 5, 2017 if they are not exercised, forfeited or terminated.

Each option granted in August 2007 has an exercise price of $22.00 per share, the last sales price reported by the NASDQ Global Market on August 28, 2007. Each of those options vests at the rate of 20% per year beginning August 29, 2008. Each of those options expires on August 29, 2017 if it is not exercised, forfeited or terminated.

Outstanding Equity Awards Table

The following table summarizes the outstanding equity compensation awards of the named executive officers at year end December 31, 2007. The stock awards columns of the table are not included here because we have not granted any stock awards.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Name & Principal Position	Exercisable	Unexercisable
Frederick C. Peters II, Principal Executive Officer	30,000 20,000 20,000 4,000 24,000 30,000 24,000	0 0 0 0 0 0 0		0 0 0 0 0 0 0	$12.4500 16.2500 18.4600 17.8500 20.4700 18.9100 21.2100	4/17/2011 4/16/2012 4/15/2013 5/16/2013 4/23/2014 5/12/2015 12/12/2015
	0	18,000		0	22.0000	8/29/2017

Total	152,000	18,000

J. Duncan Smith, Principal Financial Officer	15,000 12,000	0 0		0 0	18.9100 21.2100	5/12/2015 12/12/2015
	0	9,000		0	22.0000	8/29/2017

Total	27,000	9,000

Alison E. Gers, Executive Vice President of the Bank	8,000 8,000 9,000 10,000 15,000 12,000	0 0 0 0 0 0		0 0 0 0 0 0	15.1500 18.3200 17.8500 20.4700 18.9100 21.2100	6/21/2011 5/17/2012 5/16/2013 4/23/2014 5/12/2015 12/12/2015
	0	9,000		0	22.0000	8/29/2017

Total	62,000	9,000

Joseph G. Keefer, Executive Vice President of the Bank	4,000 3,200 2,000 5,000 6,000 9,000 10,000 15,000 12,000	0 0 0 0 0 0 0 0 0		0 0 0 0 0 0 0 0 0	12.2500 13.2188 10.5000 15.1500 18.3200 17.8500 20.4700 18.9100 21.2100	4/24/2008 4/20/2009 5/19/2010 6/21/2011 5/17/2012 5/16/2013 4/23/2014 5/12/2015 12/12/2015
	0	9,000		0	22.0000	8/29/2017

Total	66,200	9,000

Matthew G. Waschull,	0	4,000	(1)	0	23.7700	2/5/2017
Executive Vice President of the Bank	0	9,000		0	22.0000	8/29/2017

Total	0	13,000

(1) Of these options, 1,333 vested in February 2008.

Option Exercises and Stock Vested

There were no option exercises by named executive officers, and no options vested during the year ending December 31, 2007, and hence the table on Option Exercises and Stock Vested has been omitted.

RETIREMENT BENEFITS

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of credited service to each named executive officer under our Pension Plan and Supplemental Plan determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Peters II, Principal Executive Officer	Pension Plan Supplemental Plan	7 7	$162,693 153,428	0 0

J. Duncan Smith, Principal Financial Officer	Pension Plan Supplemental Plan	3 3	36,163 2,604	0 0

Alison E. Gers, Executive Vice President of the Bank	Pension Plan Supplemental Plan	10 10	151,192 6,665	0 0

Joseph G. Keefer, Executive Vice President of the Bank	Pension Plan Supplemental Plan	17 17	244,530 6,808	0 0

Matthew G. Waschull, Executive Vice President of the Bank	Pension Plan Supplemental Plan	1 1	0 0	0 0

401-K Plan

An employee becomes eligible to participate in the 401-K Plan on January 1, April 1, July 1 or October 1 following six months of service with at least 500 hours of service. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401-K Plan in an amount from 1% to 16% of his/her compensation subject to applicable yearly dollar limitations (catch up contributions are also permitted). Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each participant’s base compensation. In any 401-K Plan year we may make contributions to the participants’ discretionary accounts in the 401-K Plan from our net profits. Employees may invest their account balances in up to twelve outside independent mutual funds, two collective investment funds administered by the Bank, and an investment based on the change in value of our common stock.

As of December 31, 2007, the 401-K Plan’s related trust held 135,548 shares of our common stock for the benefit of 158 participants. Each participant may elect to receive payment in cash or our common stock. Under the terms of the 401-K Plan and its related trust agreement, the trustee possesses the power and authority to vote the common stock.

On February 12, 2008, the Board authorized amendments to the plan to permit the Corporation, in its discretion, to make a special class of quarterly, immediately vested, nonforfeitable, non-matching contributions as a uniform percentage of each plan participant’s Plan Compensation (as defined in the plan). The authorizing resolution calls these special contributions. The board action also permits management, in its discretion, to determine the amount of Special Contributions, if any, from time to time, up to 3% of employees’ base salary.

Pension Plan

Our Pension Plan is a defined benefit, qualified, non-contributory pension plan. Our employees, including employees of our subsidiaries become eligible to participate in the plan when they reach age 20  1/2 and complete six months of employment. Employees must work 1,000 hours or more in a calendar year to accrue a year of benefit service. After five years of service, a participant is fully vested under the Pension Plan. Benefits under the Pension Plan are paid from a trust and the Bank is the trustee. At retirement, benefits under the Pension Plan are paid monthly. The Pension Plan does not provide for any lump sum payment of benefits. For funding purposes, it is our policy to fund amounts necessary to maintain the actuarial soundness of the Pension Plan. The Pension Plan is adequately funded and, based on ERISA funding requirements, no contribution was needed in 2007. The net periodic pension cost is computed on the basis of accepted actuarial methods which include the current year service cost.

Benefits paid by the Pension Plan are based on the participants highest average consecutive five-year annual compensation, in the ten years prior to a participant’s retirement. Annual compensation is the basic rate of salary paid to a participant including bonus, overtime and commissions. The normal retirement age is 65. The participant may elect early retirement at age 55 with fifteen years of service. Under the Pension Plan, the normal retirement benefit at age 65 is equal to the sum of the participant’s past service benefit and future service benefit under the Pension Plan. The past service benefit, for service before 1989 is equal to the greater of a participant’s accrued benefit under the Pension Plan earned through December 31, 1988 or 1.3% of annual average compensation times the years of benefit service before 1989 (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times the years of benefit service before 1989 (with a maximum of thirty-five years). The future service benefit is 1.3% of average annual compensation times years of benefit service, beginning with 1989 (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times years of benefit service beginning with 1989 (with a maximum of thirty-five such years minus years of benefit service before 1989). Under the Pension Plan, covered compensation is the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each calendar year in the thirty-five year period ending with the calendar year in which a participant reaches his social security retirement age.

If the participant retires between the ages of 55 and 62, the amount of the benefits is reduced on a sliding scale. For retirement at age 55, the participant is entitled to 62.3% of the accrued benefits. If a participant retires at age 62 the participant is entitled to 100% of the accrued benefit. Credited years of service under the Pension Plan cannot exceed the participant’s actual years of service.

On February 12, 2008, the Board decided to freeze the Pension Plan by providing that no employees shall commence participation in the Pension Plan after March 31, 2008, and that compensation paid to and service completed by all Pension Plan participants after March 31, 2008 shall be disregarded in computing accrued benefits under the plan.

Supplemental Employee Retirement Plan

Currently federal law places certain limitations on the amount of compensation which can be taken into account and the retirement income that can be paid under a pension plan qualified under the Internal Revenue Code, such as our Pension Plan. In January 1989, we adopted a Supplemental Employee Retirement Plan, also called the Supplemental Plan, which we most recently amended in February 2008, effective April 1, 2008. It is a non-qualified plan and provides those amounts which would be payable as pension benefits, except for the limitations imposed by the Internal Revenue Code. To qualify for a benefit under the Supplemental Plan, a participant must meet the requirements for benefits under the Pension Plan. If a participant’s employment terminates before his or her death, disability or retirement age under our Pension Plan, the participant is not entitled to any benefits under the Supplemental Plan. However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plan if employment is terminated within two years after a change in control of the Corporation.

Some of our named executive officers were entitled to participate in the Supplemental Plan in 2007 if they received annual cash compensation in excess of $225,000 in 2006. Prior to the amendment approved in February 2008 and effective April 1, 2008, named executive officers were entitled to participate in the Supplemental Plan in 2008 if they received annual cash compensation in excess of $225,000 in 2007. On February 12, 2008, the Board designated additional participants for the Supplemental Plan, as a result of which each of the named executive officers, along with other executive officers, will be eligible to participate in the Supplemental Plan on April 1, 2008. The Board also authorized an amendment to the Supplemental Plan to reduce a participant’s accrued benefit under the Supplemental Plan by an amount that is actuarially equivalent in value to the sum of all special contributions made to the 401(k) Plan on the participant’s behalf. There is a description of 401(k) Plan special contributions above under the heading 401-K Plan.

None of the named executive officers is currently eligible for early retirement under the Pension Plan or the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows information regarding deferred compensation for the named executive officers under our Executive Deferred Bonus Plan for the year ending December 31, 2007.

Name and Principal Position	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 2007 Year-End ($)
Frederick C. Peters II, Principal Executive Officer	$0	0	$5,168	0	$103,149	(1)
J. Duncan Smith, Principal Financial Officer	0	0	0	0	0
Alison E. Gers, Executive Vice President of the Bank	0	0	6,776	0	121,876
Joseph G. Keefer, Executive Vice President of the Bank	0	0	0	0	0
Matthew G. Waschull, Executive Vice President of the Bank	0	0	0	0	0

(1) Includes the value of 185 phantom stock units held in the Deferred Bonus Plan.

Executive Deferred Bonus Plan

We provide the Executive Deferred Bonus Plan to our executive officers and other employees who earn in excess of $100,000 annually as an additional benefit to attract and retain qualified executive officers and employees. Under the Executive Deferred Bonus Plan, our executive officers and other employees who earn in excess of $100,000 annually can defer payment of any bonus which they receive. This plan is a non-qualified plan. The funds are held in a trust administered by the Bank’s Wealth Management Division. Under the plan, the participating executives may elect to earn yields on their deferred compensation based on the yields on one or more different investment funds. For this purpose, participants may select among up to thirteen outside independent mutual funds and an investment based on the change in value of our common stock. Choosing the latter creates phantom stock. The rates of return provided by the mutual funds for the investment options for the year 2007 ranged from a negative 2.90% for the mid-cap core asset category to a positive 33.05% for the international emerging markets asset category. The rate of return on our stock was a negative 0.91%. The rate of return, positive or negative, on the investment options is based on the actual performance of the mutual funds or our common stock. Each executive officer who participates in the plan may defer the receipt of his deferred compensation until (i) January of the following year or (ii) retirement or separation from employment. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, a participant may request withdrawal of his/her deferred compensation. The right to receive future payments under the plan is an unsecured claim against our general assets.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below summarizes the compensation and benefits for each of our named executive officers in the event of a termination of the named executive officer’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the named executive officer’s termination of employment.

Payments upon Termination for Cause

If we terminate a named executive officer for cause as defined in our Stock Option Plans, then the named executive officer forfeits all vested and unvested stock option awards. Cause means personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, the willful violation of any law, rule or regulation that results in a loss to us or violation of any judicial order or violation of any confidentiality, non-competition or non-solicitation provision in any agreement with us or any of our subsidiaries. Upon termination for cause, the named executive officer is entitled to receive the following amounts:

• Salary through the date of termination.

• Salary in lieu of unused paid time off.

• Amounts contributed and accrued under our Executive Deferred Bonus Plan.

Payment upon Termination Other Than for Cause

If we terminate a named executive officer for reasons other than cause, or the named executive officer voluntarily terminates employment, then in addition to the amounts identified above under Payments Upon Termination for Cause, the named executive officer is entitled to:

• Retain all vested stock options (but unvested options become null and void).

• Severance benefits, if the executive’s position has been eliminated or the executive is terminated without cause. Salary continuation benefits payable to the named executive officers are based on a formula of two weeks severance pay for each year of employment, with a minimum of six months salary continuation and a maximum of one-year salary continuation. We also continue medical benefits during the period when the salary continuation payments are made. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance. We retain discretion whether to pay these benefits.

If we terminate Mr. Peters’ employment for reasons other than cause (absent a change in control), then he is entitled to receive an amount equal to his full salary in effect on the date of termination in bi-weekly installments for two years or until his 65th birthday, whichever occurs first.

Payments upon Retirement

When the named executive officer retires, in addition to the items identified above, the named executive officer is entitled to the following:

• Vesting of all outstanding options issued pursuant to the 2001 and 2004 Plans, which need to be exercised within one year after retirement (or the expiration of the option period, if shorter). Currently, all outstanding options held by the named executive officers are fully vested.

• Outstanding options issued under the 2007 long term incentive plan will vest pursuant to the respective grant and vesting schedule approved by the Compensation Committee.

Payments upon Death

If a named executive officer dies, then in addition to the benefits listed above under the headings Payments upon Termination other than for Cause and Payments upon Retirement, the named executive officer’s beneficiary will receive a benefit payment under our life insurance plan equal to two times their salary or $200,000, whichever is less.

Pension Plan and Supplemental Plan

No lump sum payments are permitted under our Pension Plan or Supplemental Plan. If a named executive officer’s employment is terminated, the named executive officer retains the amounts accrued and vested under our Pension Plan and would receive the same pension benefits as would any other employee. The Supplemental Plan provides that, if a named executive officer’s employment is terminated before the earliest of his or her normal retirement date under the Pension Plan (age 65), early retirement date (age 55 with fifteen years of credited service), permanent disability or death, the named executive officer is not eligible for any payments under the Supplemental Plan. However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plan if employment is terminated within two years after a change in control of the Corporation. Please refer to footnote 3 to the Change in Control Benefits Table below on page 31. The present value of the accumulated benefits under our Pension Plan and Supplemental Plan for each named executive officer is set forth in the Pension Benefits Table above on page 26.

The following table shows the aggregate dollar amounts that would have been paid to each of the named executive officers if his or her employment were terminated as of December 31, 2007 for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1) ($)		Voluntary Termination ($)	Death(2) ($)	Disability(3) ($)
Frederick C. Peters II, Principal Executive Officer	$0	$695,587	(4)	$0	$200,000	$173,042

J. Duncan Smith, Principal Financial Officer	0	101,229	(5)(6)	0	200,000	0

Alison E. Gers, Executive Vice President of the Bank	0	102,700	(5)(6)	0	200,000	0

Joseph G. Keefer, Executive Vice President of the Bank	0	133,680	(5)(7)	0	200,000	0

Matthew G. Waschull, Executive Vice President of the Bank	0	103,421	(5)(6)	0	200,000	0

(1) For	cases other than termination due to death or disability.
(2) This

column shows the one-time death benefit payable under term life insurance we have purchased for each executive, if the executive dies while employed with us. The benefit is not paid by the Corporation. If an executive dies after termination of employment, no benefit would be payable.

(3) This

column shows only the cash payments we are obligated to make to an executive on termination for disability. It does not show disability benefits, which we do not pay. Each executive is covered by a disability insurance policy that will pay a benefit to a disabled executive after a 180-day elimination period. Please refer to the section titled, Payments Upon Disability, below, for a description of the benefit, which is payable for an indeterminate period. In Mr. Peters’ case, the cash payment we are obligated to make in addition to disability insurance benefits is equal to his full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are only obligated to pay his full salary through the last day of the month after his receipt of a notice of termination.

(4) This

includes the aggregate dollar amount of Mr. Peters’ annual salary in effect on the date of the termination, payable in bi-weekly installments for two years. This severance payment is provided for in Mr. Peters’ employment contract. It also includes medical/dental payments for six months in accordance with our severance policy (see fn. 5).

(5) Severance

and medical/dental payments are calculated in accordance with our policy on severance pay as in effect on December 31, 2007. The policy provides that a decision to pay severance is at our discretion. The amounts we may pay may change at any time, or we may terminate the severance policy at any time.

(6) Includes	severance payments equal to six months of salary, and six months of medical and dental coverage expense (see fn. 5).
(7) Includes	severance payments equal to 34 weeks of salary, and 34 weeks of medical and dental coverage expense (see fn. 5).

Payments upon Disability

If a named executive officer becomes disabled, then in addition to the benefits listed under the headings Payments upon Termination other than for Cause and Payments upon Retirement, above, the named executive officer will be entitled to a periodic benefit for an indeterminate period equal to 70% of the officer’s base monthly income. Pursuant to the terms of Mr. Peters’ employment agreement, if his employment had terminated on December 31, 2007 due to his disability, he would have been entitled to the payment of his full salary for the 180-day elimination period under the disability insurance policy.

Payments Upon Change in Control

We have entered into change in control agreements with each named executive officer. The agreements contain a double trigger for payments. A change in control must occur and the executive officer must be terminated either (1) without cause by us or (2) by the executive officer for good reason at any time during the two years following the change in control. Change of control is defined under the agreements as (1) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (2) incumbent members of our Board cease to be at least a majority of the Board. Benefits under the change in control agreements are listed in the following table.

Change in Control Benefits(1)

Name	3x’s salary	Cash payment for options(2)	Discretionary bonus		Present Value of Increased Pension Benefit(3)	Welfare benefits(4) for three years	Unused paid time off	Career counseling services
Frederick C. Peters II, Principal Executive Officer	$1,038,299	$791,980	$69,000		$122,532	$44,799	$20,632	$15,000
J. Duncan Smith, Principal Financial Officer	586,845	88,590	21,500		43,280	28,584	14,671	15,000
Alison E. Gers, Executive Vice President of the Bank	595,671	257,330	21,800		35,226	29,046	8,018	15,000
Joseph G. Keefer, Executive Vice President of the Bank	592,830	323,342	40,500	(5)	36,351	28,725	12,541	15,000
Matthew G. Waschull, Executive Vice President of the Bank	600,000	4,750	50,000		0	28,119	8,846	15,000

(1) The

table assumes that a change in control occurred and the named executive officer’s employment with the Corporation terminated as of December 31, 2007. The table further assumes that the Compensation Committee awarded the named executive officer the bonus for the named executive officer’s performance in 2007 listed in the Summary Compensation Table. The table further assumes that the named executive officer does not obtain employment within three years after his or her termination of employment and welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2007, the named executive officer is assumed to have received all salary through the date of termination and any 401-K contribution.

(2) Based

on the difference between the price of our common stock on December 31, 2007 of $22.93, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in the Outstanding Equity Awards Table.

(3) Represents

the present value of a non-qualified pension benefit under our Supplemental Plan for three years of credited service. Standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 6.00%, assumed retirement age of 65 and RP 2000 mortality tables.

(4) Welfare

benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

(5) Includes	cash bonus and compensation under our Commercial and Real Estate Lending Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2007. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

George W. Connell, Jr. was employed by us during 2007 as a Senior Vice President in the Bank’s Wealth Management Division and in 2007 earned total compensation from us of approximately $129,888. His father, George W. Connell, Sr., is a holder of more than 5% of our common stock.

Our written Audit Committee Charter requires our Audit Committee to approve related party transactions. Our written Policy on Related Party Transactions establishes procedures for the Audit Committee’s review and approve of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally, and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year, are excepted transactions. The following types of transactions are preapproved transactions:

-	Compensation payable to directors or officers if reportable under Item 402 of the Commission’s Regulation S-K;

-	Compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

-

Transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

-	Routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

-	Whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

-	The extent of the related person’s interest in the transaction; and

-	Other factors the committee deems appropriate.

For loan transactions, our written Regulation O Policy requires the Executive Committee to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2007, the Audit Committee (i) reviewed and discussed the audited financial statements with our management, (ii) discussed with KPMG LLP (called KPMG), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (iii) discussed the independence of KPMG with KPMG, and (iv) has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented). Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2007.

Respectfully submitted:

Scott M. Jenkins, Chair

Francis J. Leto

Britton H. Murdoch

B. Loyall Taylor, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2008. KPMG audited our financial statements for the fiscal year ended December 31, 2007. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2006 and 2007 for these various services were:

	2006	2007

Audit Fees	$292,881	$298,000

Audit Related Fees	$110,000	$89,970

Tax Fees	$50,700	$50,000

All Other Fees	-0-	-0-

Total Fees	$453,581	$437,970

Services Provided by KPMG

1) Audit

Fees—These are fees for professional services performed by KPMG in 2006 and 2007 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings.

2) Audit

Related Fees—These are fees for services performed by KPMG in 2006 and 2007 that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits; attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards. In addition, for 2006 and 2007, KPMG’s services included the audit of the common trust funds managed by the Wealth Management Division.

3) Tax

Fees—These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. This includes preparation of our tax returns and our consolidated subsidiaries; reviews of quarterly tax accruals, tax research and tax advice.

Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2007 were preapproved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with NasdaqGM on which our common stock is traded. Based on our records and other information available to us, we believe that no person who, at any time during the fiscal year ended December 31, 2007, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed on Forms 3, 4 and 5 and amendments thereto, reports required by Section 16(a) of the Exchange Act during that or prior fiscal years except as may have previously been disclosed.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2009

Any shareholder desiring to submit a proposal to us for inclusion in the proxy statement for our 2009 annual meeting of shareholders must submit the proposal or proposals in writing to us before November 20, 2008. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposal or proposals should be submitted by certified mail-return receipt requested to the attention of Robert J. Ricciardi, our Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. If a shareholder notifies us after February 3, 2009, of an intent to present a proposal at the 2009 annual meeting, in accordance with Rule 14a-4 under the Exchange Act, we will have the right to exercise our discretionary voting authority on that proposal without including information about the proposal in our proxy materials.

ADDITIONAL INFORMATION

A copy of our Annual Report for the fiscal year ended December 31, 2007, containing, among other things, financial statements examined by our independent registered public accounting firm, was mailed with this proxy statement on or about March 20, 2008, to the shareholders of record as of the close of business on March 6, 2008.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Secretary, Robert J. Ricciardi, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com on the Investor Relations – SEC Filings page and clicking on Latest 10-K.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

REVOCABLE PROXY

ANNUAL SHAREHOLDERS’ MEETING APRIL 23, 2008

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Geoffrey L. Halberstadt as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 6, 2008, at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 A.M. on April 23, 2008, at St, Davids Golf Club, (see map on reverse side) 845 Radnor Street Road, Wayne, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE.

¾ (OVER TO VOTE FOR THE PROPOSAL)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

A special invitation to all shareholders …

For 119 years, Bryn Mawr Trust has been serving the financial needs of individuals, families, professionals and businesses who want friendly, personal attention. We offer a complete array of both personal and business banking services. Our loan officers and commercial banking specialists are second to none. We continue to be one of the area’s premier providers of wealth management services.

We invite you to view Bryn Mawr Trust as not only an investment, but as a resource for achieving your financial goals. Please allow us to help with your estate, trust, money management, or financial planning needs.

Call me directly at 610-581-4800 to discuss your particular requirements. I will be happy to introduce you to the professional or team of professionals who can best provide you with the high quality of service that you deserve.

Sincerely,

Chairman and Chief Executive Officer

Choose MLINKSM” for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Please	☐
Mark Here
For Address Change or
Comments
SEE REVERSE SIDE

Please indicate below your vote for the following proposal:

1. ELECTION OF DIRECTORS

To vote for the election of all nominees to the right.		Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
FOR	WITHHOLD AUTHORITY	NOMINEE CLASS II – TERM TO EXPIRE IN 2012: (01) B. Loyall Taylor, Jr. and (02) Andrea F. Gilbert
☐	☐

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted for Proposal 1 and upon such other matters as may properly come before the meeting in accordance with the best judgement of the Proxies.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer, if a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Signature(s)	Signature(s)	Date	,2008

▲ FOLD AND DETACH HERE ▲

Direction to St. Davids Golf Club

From turnpike at Valley Forge Exit – Exit at route 202 South to Swedesford Road exit. Make left onto Swedesford Road. Make a left on Old Eagle School then a left on Upper Gulph Road. Follow approximately a  1/4 mile to Radnor Road and make a right. Follow for about a  1/4 mile and the Club entrance is on the left just before the Valley Forge Military Academy Chapel.

From Schuykill Expressway (Route 76) – Take Blue Route (476) South then follow directions for Blue Route going South.

From Blue Route (Route 476) going South – Take the St. Davids/Villanova exit (13) make a right onto Route 30 and an immediate left onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/ 8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Blue Route (Route 476) going North – Take the St. Davids/Villanova exit (13) and cross over Route 30 onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Lancaster Avenue (Route 30) – Traveling east, turn left in Stafford at Eagle Road (Spread Eagle Village, Mobile Station). Follow through one flashing light to second traffic light (Radnor Street Road). Turn left (you will see sign for Valley Forge Military Academy). Club is approximately 1/8 mile on right side.

From Lancaster Avenue (Route 30) – Traveling west, turn right at King of Prussia Road (just past Blue Route overpass). Go to third traffic light, about one mile, turn left on Eagle Road. Go about  3/4 mile to first traffic light. Turn right past Valley Forge Military Academy to club entrance  1/4 mile on right.